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                                                                     EXHIBIT 5.1
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                           THOMPSON, HINE AND FLORY
                       2000 Century Courthouse Plaza NE
                              Dayton, Ohio 45402

                               October 27, 1995



The Duriron Company, Inc.
3100 Research Boulevard
Dayton, Ohio  45420

Gentlemen:

  We are acting as counsel to The Duriron Company, Inc., a New York corporation ("Duriron"), in connection with (i) the Agreement and Plan of Merger (the "Agreement") dated as of September 11, 1995 between Duriron, Wolverine Acquisition Corp. and Durametallic Corporation, and (ii) the registration of 6,458,558 shares of Common Stock, $1.25 par value per share, of Duriron (the "Duriron Common Stock"), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-4 (the "Registration Statement").

  We have examined the Agreement, the Registration Statement, the Amended and Restated Certificate of Incorporation of Duriron and the By-Laws of Duriron and such other proceedings and records of Duriron, and have made investigation of such other matters, as in our judgment permit us to render an informed opinion on the matters set forth herein. As to matters of fact relevant to our opinion, to the extent deemed appropriate, we have relied upon representations of officers of Duriron and upon certificates of public officials as to matters stated therein. Furthermore, we have assumed the capacity to sign and the genuineness of the signatures of all persons executing agreements, instruments, or documents examined or relied upon by us.

  Based upon the foregoing, it is our opinion that the shares of Duriron Common Stock being registered pursuant to the Registration Statement, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

  We assume no obligation to advise you of changes in the foregoing opinion that may hereafter be brought to our attention. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule, or governmental policy that may be enacted or adopted after the
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date hereof, nor do we assume any responsibility to advise you of future changes in our opinion.

  This opinion is solely for your information in connection with the transactions contemplated by the Agreement and, except as hereinafter set forth, is not to be quoted in whole or in part or otherwise referred to in any of Duriron's financial statements or other public releases, nor is it to be filed with any governmental agency or other person without the prior written consent of this firm. This opinion may not be relied upon by any other person or for any other purposes whatsoever.

  We hereby consent to the use of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission in connection with the transactions contemplated by the Agreement and to the use of our name in the Registration Statement and in the Joint Proxy
Statement/Prospectus constituting a part thereof.



                                               Very truly yours,

                                               /s/ Thompson, Hine and Flory



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